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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
YieldUP International Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-19645, 333-19647, 333-19649, 333-50743) on Forms S-3 and S-8 of YieldUP
International Corporation of our report dated February 5, 1999, relating to the balance sheet of YieldUP International Corporation as of December 31, 1998, and the related statements of operations, redeemable Series A Preferred Stock and stockholder's equity, and cash flows for each of the years in the two-year period then ended, which report appears in the December 31, 1998 annual report on Form 10-KSB/A of YieldUP International Corporation.

Our report dated February 5, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California
September 13, 1999